Exhibit 99.1

NextBoat Inc. Announces Fiscal Second Quarter 2026 Results

Second quarter 2026 revenue increased 88.4% year-over-year to a record $59.1 million

Record number of units transacted, 138% year-over-year increase

Wilmington, NC – ACCESS Newswire – August 13, 2026 – NextBoat Inc. (NYSE American: NXB) (“NextBoat” or the “Company”), a vertically integrated, technology-driven marine marketplace and one of the largest buyers and sellers of used boats in the United States, today announced financial results for its second quarter ended June 30, 2026.

2026 Second Quarter Highlights

●	Revenue increased 88.4% to $59.1 million compared to $31.3 million in the second quarter of 2025

●	Pre-owned boat sales increased 104.4% compared to the second quarter of 2025

●	Sold 255 boats during the second quarter, a Company record

●	Gross profit increased 100.1% to $9.5 million compared to $4.8 million in the second quarter of 2025

●	Expanded the Company’s broker network to 111 brokers

●	Advanced strategic partnership with MarineMax, Inc. as NextBoat’s preferred wholesale and trade-in partner

●	Executed 2 strategic acquisitions

●	Adjusted EBITDA[1] of $0.8 million

“We achieved record revenue of $59.1 million, expanded our national broker network, executed two acquisitions and continued to build out our infrastructure. We are not simply focused on selling more boats. We are focused on increasing the number of transactions we can process, increasing the revenue we generate from each transaction, and increasing the proportion of our revenue that comes from higher-margin businesses. That is the opportunity we see ahead,” said Brian John, Chief Executive Officer of NextBoat.

“Transaction volume was up approximately 138% year-over-year, and our team grew right alongside it — our closing team tripled and our organization grew about 42% year-over-year to build the machine that makes this possible. That’s not incremental progress — that’s a company hitting its stride,” added Blake Phillips, Chief Operating Officer of NextBoat.

Second Quarter 2026 Results

Overall, revenue increased by $27.7 million, or 88.4%, to $59.1 million for the three months ended June 30, 2026, from $31.3 million for the three months ended June 30, 2025. The increase was primarily attributable to the contribution of the Apex Marine and Bellhart businesses acquired during the quarter, an increase in our floor plan limit that supported higher inventory utilization throughout the period, and the continued expansion of our broker network at Off The Hook and our premier brokerage division, Autograph Yacht Group. These factors contributed to an increase in the number of pre-owned boats sold and brokerage deals closed.

Gross profit increased by $4.8 million, or 100.1%, to $9.5 million for the three months ended June 30, 2026, compared to $4.8 million for the three months ended June 30, 2025. Gross profit as a percentage of revenue was 16.1% for the three months ended June 30, 2026 compared to 15.2% for the three months ended June 30, 2025. The increase was driven primarily by the higher-margin service, brokerage and finance revenue added through the Apex Marine and Bellhart acquisitions.

Selling, general, and administrative expenses consist primarily of insurance, utilities, and other customary operating expenses. SG&A increased $1.0 million, or 259.7%, to $1.4 million for the three months ended June 30, 2026, compared to $0.4 million for the three months ended June 30, 2025. The increase was primarily attributable to the operating cost base of the Apex Marine and Bellhart businesses acquired during the quarter, higher indirect marketing expenses, and higher insurance costs related to increased inventory levels under floorplan financing arrangements, each in line with the Company’s planned business expansion for 2026.

Salaries and wages expense increased $3.6 million, or 127.8%, to $6.5 million for the three months ended June 30, 2026, compared to $2.8 million for the three months ended June 30, 2025. Leading into and following our initial public offering, salaries and wages increased as we aligned our compensation with public-company market benchmarks and enhanced retention packages to ensure we can attract, motivate, and retain the talent required to deliver long-term shareholder value, and as we added the employee base of the businesses acquired during the quarter. Further, the Company recognized share-based compensation of $1.7 million for the three months ended June 30, 2026. These equity awards have several vesting conditions including service-based and performance-based requirements and vest between one and five years.

Interest expense, net increased $0.6 million, or 109.6%, to $1.2 million for the three months ended June 30, 2026, compared to $0.6 million for the three months ended June 30, 2025, driven primarily by higher average floor plan borrowings outstanding during the quarter and by debt assumed in the acquisitions and debt incurred to facilitate the Apex Marine and Bellhart transactions.

The Company recorded a net loss of $2.1 million for the three months ended June 30, 2026, compared to net income of $0.6 million for the three months ended June 30, 2025.

Adjusted EBITDA1 was an income of $0.8 million for the three months ended June 30, 2026, compared to income of $0.8 million for the three months ended June 30, 2025, a slight increase less than $0.1 million.

Fiscal 2026 Guidance

For full year 2026, the Company maintains its revenue guidance in a range of $165 million to $170 million.

Conference Call and Webcast

The Company will host an earnings conference call today, August 13, 2026, at 4:30 p.m. Eastern Time. To participate by telephone, please dial (833) 461-5787 (domestic), or (585) 542-9983 (international). The conference passcode is 366 467 666.

A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at https://investor.nextboat.com using the conference passcode 366 467 666. An online replay of the webcast will be available for a limited time immediately following the call.

About NextBoat Inc.

Founded in 2012, NextBoat Inc., previously known as Off The Hook YS Inc., is a vertically integrated, technology-driven marine marketplace transforming how boats are bought, sold, financed, and serviced across the United States. Through proprietary technology, transaction data, financing capabilities, and a growing national acquisition network, the Company operates across boat brokerage, wholesale inventory acquisition, auctions, financing, and marine services. NextBoat’s ecosystem includes Off The Hook Yachts, Autograph Yacht Group, Azure Funding, and proprietary lead-generation platforms. Headquartered in Wilmington, North Carolina, NextBoat is rapidly expanding its national footprint and market share within the $57 billion U.S. marine industry.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding NextBoat Inc. (“Company”), including, without limitation, statements regarding the Company’s business strategy, technology platform, market opportunity, planned operations, and expected results and benefits. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative of such terms thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations, and intentions and inherently involve significant risks and uncertainties, many of which are beyond our control. Actual results, performance or achievements, including the timing of events, may differ materially from those expressed or implied by the forward-looking statements as a result of various risks and uncertainties, including those described under the heading “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other subsequent filings with the SEC. Copies of these filings are available on the SEC’s website at www.sec.gov. Investors are cautioned that forward-looking statements are not guarantees of future performance, and are cautioned not to place undue reliance on any such forward-looking statements. The forward-looking statements made in this press release are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events at such dates, even if they are subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update, revise or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances occurring after the date such statements were made, except as required by applicable law.

Contact

Chad Corbin

Chief Financial Officer

chadcorbin@nextboat.com

Investor Relations

ir@nextboat.com

NEXTBOAT INC.

Condensed Consolidated Statements of Operations

(Unaudited)

For the Three and Six Months Ended June 30, 2026 and 2025

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025

Revenues	$59,063,204	$31,348,061	$88,906,943	$58,586,843
Cost of revenues	49,527,606	26,581,626	75,009,541	50,296,398
Gross profit	9,535,598	4,766,435	13,897,402	8,290,445

Operating expenses:
Depreciation and amortization	163,150	86,837	321,838	123,210
Selling, general and administrative	1,438,694	399,992	2,732,469	823,852
Advertising and marketing	349,410	47,609	940,303	376,655
Professional services	1,422,174	47,193	2,008,374	101,480
Salaries and wages	6,480,556	2,844,934	10,792,942	4,547,597
Rent expenses	715,563	227,403	1,003,418	384,561
Total operating expenses	10,569,547	3,653,968	17,799,344	6,357,355

(Loss) Income from operations	(1,033,949)	1,112,467	(3,901,942)	1,933,090

Other income (expenses):
Interest expense, net	(1,197,101)	(571,214)	(1,726,231)	(1,116,512)
Other income, net	(507)	12,588	92,126	27,037
Total other expenses	(1,197,608)	(558,626)	(1,634,105)	(1,089,475)

(Loss) profit before income taxes	(2,231,557)	553,841	(5,536,047)	843,615

Income tax (benefit) expenses	(161,882)	-	1,150	-

Net (Loss) Income	(2,069,675)	553,841	(5,537,197)	843,615

Net Loss attributed to non-controlling interest	(200,607)	-	(200,607)	-

Net (Loss) Income attributed to Nextboat Inc.	(1,869,068)	553,841	(5,336,590)	843,615
Basic and diluted net (loss) income per common share	(0.08)	0.03	(0.22)	0.04
Basic and diluted weighted average common shares outstanding	24,791,031	20,000,000	24,552,176	20,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

NEXTBOAT INC.

Condensed Consolidated Balance Sheets

As of June 30, 2026 and December 31, 2025

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$7,737,601	$12,428,774
Accounts receivable, net	1,333,402	269,938
Inventory	60,393,869	26,035,844
Prepaid expense	1,397,605	706,256
Other current assets	569,048	434,584
Total Current Assets	71,431,525	39,875,396

Non-Current Assets
Property, plant and equipment, net	3,998,268	823,231
Other receivable	-	27,486
Due from related party	69,912	44,623
Right-of-use assets	18,920,775	6,516,415
Goodwill	5,499,795	570,000
Intangible assets, net	572,829	560,406
Total Non-Current Assets	29,061,579	8,542,161
Total Assets	$100,493,104	$48,417,557

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,318,679	$1,471,198
Accrued liabilities	1,699,465	790,804
Lease liabilities, current	2,550,653	963,731
Current portion of long-term debt	1,969,226	32,453
Due to related party	2,776,442	315,088
Customer deposits	2,857,835	1,210,447
Short-term debt	2,170,000	-
Floor plan notes payable	51,561,686	25,312,694
Other current liabilities	576,934	773,821
Total Current Liabilities	68,480,920	30,870,236

Long-Term Liabilities
Long-term debt, noncurrent	3,263,451	62,003
Lease liabilities, noncurrent	16,690,631	5,650,165
Total Long-Term Liabilities	19,954,082	5,712,168
Total Liabilities	88,435,002	36,582,404
Stockholders’ Equity
Common stock, $0.001 par value; 100,000,000 shares authorized; 25,084,128 and 24,020,000 shares issued and outstanding as of June 30, 2026, and December 31, 2025, respectively	25,084	24,020
Additional paid-in capital	23,723,649	17,964,567
Common stock payable	350,000	350,000
Non-controlling interest	(200,607)	-
Accumulated deficit	(11,840,024)	(6,503,434)
Total Stockholders’ Equity	12,058,102	11,835,153
Total Liabilities and Stockholders’ Equity	$100,493,104	$48,417,557

Non-GAAP Financial Information

To supplement NextBoat’s financial information presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), NextBoat presents certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA1. These non-GAAP financial measures, which are defined below, should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

NextBoat is presenting these non-GAAP financial measures to assist investors in seeing NextBoat’s operating results through the eyes of management and because NextBoat believes that these measures provide a useful tool for investors to use in assessing NextBoat’s operating performance against prior period operating results and against business objectives. NextBoat uses non-GAAP financial measures to evaluate its operating results and for financial and operational decision-making. Reconciliations of the non-GAAP financial measures presented to the most directly comparable GAAP financial measures are included in the tables below.

1Adjusted EBITDA

The Company defines Adjusted EBITDA as GAAP net income (loss) before interest expense, income taxes, depreciation and amortization, and certain additional adjustments, including stock-based compensation and other non-cash items or other items that management does not consider indicative of ongoing operating performance.

The Three Months Ended June 30, 2026, Compared to The Three Months Ended June 30, 2025

	June 30, 2026	June 30, 2025	$ Change
Net (loss) income	$(2,069,675)	$553,841	$(2,623,516)
Interest expense – other	507,893	172,561	335,332
Income tax expenses	(161,882)	-	(161,882)
Depreciation and amortization	163,150	86,837	76,313
Stock-based compensation	1,689,311	-	1,689,311
Non-recurring expense	701,008	-	701,008
Adjusted EBITDA	$829,805	$813,239	$16,566

The Six Months Ended June 30, 2026, Compared to The Six Months Ended June 30, 2025

	June 30, 2026	June 30, 2025	$ Change
Net (loss) income	$(5,537,197)	$843,615	$(6,380,812)
Interest expense – other	521,484	172,561	348,923
Income tax expenses	1,150	-	1,150
Depreciation and amortization	321,838	123,210	198,628
Stock-based compensation	3,450,924	-	3,450,924
Non-recurring expense	701,008	-	701,008
Adjusted EBITDA	$(540,793)	$1,139,386	$(1,680,179)